UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

Pemco Aviation Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13829	84-0985295
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1943 North 50th Street

Birmingham, Alabama 35212

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (205) 592-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2005, the Company entered into an amendment to its Credit Agreement dated December 16, 2002 as amended, (the “Credit Agreement”) with Wachovia Bank (as successor by merger to SouthTrust Bank) and Compass Bank (the “Banks”) as a result of the anticipated violation of the fixed charge coverage ratio covenant in the Credit Agreement due to losses incurred by the Company during 2004. The Company obtained a waiver for the anticipated fixed charge coverage ratio covenant violation with respect to the fourth quarter of 2004 and for an anticipated violation of the fixed charge coverage ratio covenant with respect to the first quarter of 2005. The Credit Agreement was amended to revise the calculation of the fixed charge coverage ratio for the second and third quarters of 2005 using annualized 2005 results instead of total results of the past four quarters and to increase the adjusted tangible net worth covenant from approximately $30.0 million to $33.5 million.

The Company and the Banks previously entered into a series of amendments to the Credit Agreement that affect the revolving credit facility that is made available to the Company under the Credit Agreement. On May 7, 2004, the Company and the Banks amended the Credit Agreement to temporarily increase the revolving credit facility commitment from $25.0 million to $27.0 million. On May 22, 2004, the Company and the Banks extended the treasury stock loan advancement termination date from May 22, 2004 to May 22, 2005. On August 1, 2004, the Company and the Banks amended the Credit Agreement to extend until December 31, 2004 the temporary increase of the revolving credit facility to up to $27.0 million. On November 5, 2004, the Company and the Banks amended the Credit Agreement to temporarily increase the revolving credit facility commitment from a $27.0 million to $33.0 million. On December 22, 2004, the Company and the Banks amended the Credit Agreement to extend the revolving credit facility maturity date from December 16, 2005 to April 30, 2006. On April 30, 2005, the revolving credit facility reverts back to the original commitment of $25 million. The principal amount outstanding under the revolving credit facility as of March 30, 2005 is $24.3 million. The Company anticipates that the revolving credit facility will be renegotiated before April 30, 2005 with an increased commitment amount.

The foregoing description of the May 7, 2004, May 22, 2004, August 1, 2004, November 5, 2004, December 22, 2004 and March 31, 2005 amendments to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the amendments, which are filed as exhibits to this report and incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On March 31, 2005, the Company issued a press release announcing that it will delay filing its Annual Report on Form 10-K for the year ended December 31, 2004, pending completion of its audited financial statements which will include a restatement of years ended December 31, 2003 and 2002. A copy of this press release is attached hereto as Exhibit 99.1.

As disclosed in the Form 12b-25 filing on April 1, 2005, the Company announced the following ranges of expected results for 2004. The Company expects on a preliminary basis to report sales in 2004 ranging from $200 million to $202 million, an increase of approximately 5-6% over sales of $190.4 million in 2003, with increases in both the Government Services and Commercial Services segments. Net loss for 2004 is expected to range from $2.8 million to $3.2 million, compared to net income of $10.0 million in 2003. The Company expects basic and diluted loss per share to range from $0.69 to $0.79, compared to basic and diluted earnings per share in 2003 of $2.47 and $2.27, respectively. Contributing to the expected decrease in earnings year over year were charges totaling approximately $2.0 million related to inventory, environmental and bad debt reserves and a $0.7 million charge related to losses on contracts-in-process which were recorded during the fourth quarter of 2004. The Company made significant investments in streamlining the operations, improving quality and reducing average cycle times during 2004. The costs associated with inefficiencies caused by making these changes were a major factor in the expected net loss for the year.

The information contained in this Item 2.02, including the press release that is attached as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of Pemco Aviation Group, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

As disclosed in the press release attached hereto as Exhibit 99.1, in light of the recent clarification on lease accounting set forth in a February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants and after discussions with the Company’s current independent registered public accounting firm, Grant Thornton LLP, and predecessor independent registered public accounting firm, Ernst & Young LLP, the Company reviewed its accounting for all leasehold improvements. The Company discovered that from 1989 through 2001 the Company assigned estimated useful lives of leasehold improvements that exceeded the remaining term of the applicable leases, which is inconsistent with the views expressed by the SEC in its February 7, 2005 letter. The changes in the amortization of leasehold improvements are not material to the Company’s results of operations in 2003 and 2002 but had a material cumulative effect on the Company’s balance sheets.

On March 30, 2005, management recommended to the Audit Committee of the Board of Directors that the Company’s financial statements for the years ended December 31, 2003 and 2002 should be restated to correct its accounting for leasehold improvements and that such previously filed financial statements should no longer be relied upon. The Audit Committee, after discussions with Grant Thornton LLP regarding matters disclosed pursuant to this Item 4.02(a), concurred with management’s recommendation. Accordingly, the financial information in previously filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the years ended December 31, 2003 and 2002 should no longer be relied upon.

Management is working diligently to finalize the effect of the corrections to the Company’s accounting for leasehold improvements. On a preliminary basis, the restatement for fiscal years ended December 31, 2003 and 2002 is expected to result in an increase in accumulated depreciation and amortization of approximately $1.24 million, an increase in deferred income tax asset of approximately $0.47 million and a decrease in retained earnings of approximately $0.77 million at December 31, 2003 and 2002. The unaudited information described herein may differ materially from the Company’s financial statements that are finally issued following the completion by the Company’s current and former independent registered public accounting firms of their audit of the Company’s results.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Exhibit
10.1	Fourth Amendment to the Credit Agreement dated May 7, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.2	Fifth Amendment to the Credit Agreement dated May 22, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.3	Sixth Amendment to the Credit Agreement dated August 1, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.4	Seventh Amendment to the Credit Agreement dated November 5, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.5	Eighth Amendment to the Credit Agreement dated December 22, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.6	Ninth Amendment to the Credit Agreement dated March 31, 2005 between the Company and Wachovia Bank and Compass Bank.

99.1	Press release dated March 31, 2005.

This current report on Form 8-K contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend,” “anticipate” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the audit of year ended December 31, 2004 and the review of the restatement of years ended December 31, 2003 and 2002 by the Company’s current and former independent registered accounting firms; negative reactions from the Company’s stockholders, creditors or customers to the results of the restatement or further delay in providing financial information caused by the restatement; the impact and result of any litigation, any action by The Nasdaq Stock Market, or of any investigation by the SEC or any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that remediate the material weaknesses and ensure timely, effective and accurate financial reporting; changes in economic conditions; the Company’s ability to obtain additional contracts and perform under existing contracts; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2005	PEMCO AVIATION GROUP, INC.

	By:	/s/ John R. Lee
	Name:	John R. Lee
	Title:	Sr. Vice President and Chief
Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Fourth Amendment to the Credit Agreement dated May 7, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.2	Fifth Amendment to the Credit Agreement dated May 22, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.3	Sixth Amendment to the Credit Agreement dated August 1, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.4	Seventh Amendment to the Credit Agreement dated November 5, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.5	Eighth Amendment to the Credit Agreement dated December 22, 2004 between the Company and SouthTrust Bank and Compass Bank.

10.6	Ninth Amendment to the Credit Agreement dated March 31, 2005 between the Company and Wachovia Bank and Compass Bank.

99.1	Press release dated March 31, 2005.